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                                                                      EXHIBIT 11

                         INDEPENDENT AUDITORS' CONSENT

State Street Research Portfolios, Inc.

  We consent to the use in Post-Effective Amendment No. 6 to Registration Statement No. 33-42129 of State Street Research Portfolios, Inc. ("Portfolios") (formerly MetLife Portfolios, Inc.) of our reports dated December 15, 1995 appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the caption "Independent Accountants" in such Statement of Additional Information and to the reference to us under the caption "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts

February 29, 1996